Exhibit 10.1

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is made as of the 24th day of February, 2005, by and between COBRA BIOLOGICS LTD (a wholly owned subsidiary of COBRA BIOMANUFACTURING Plc) (“COBRA”), located at The Science Park, Keele ST5 5SP, United Kingdom and AUXILIUM PHARMACEUTICALS, INC. with an office located at 160 W. Germantown Pike, Norristown, PA 19401 (“AUXILIUM”).

RECITALS

WHEREAS, AUXILIUM is engaged in the research, development and sale of pharmaceutical products; and

WHEREAS, COBRA is in the business of and has appropriate facilities for providing certain services to the pharmaceutical industry and others; and

WHEREAS, AUXILIUM and COBRA wish to enter into this Agreement for COBRA to provide certain services (the “Services”) to AUXILIUM;

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, AND INTENDING TO BE LEGALLY BOUND, COBRA and AUXILIUM hereby agree as follows:

1. Duties and Responsibilities of COBRA

1.1.	This Agreement sets forth the general terms and conditions with respect to the Services. The description and payment schedule for the Services are expressly set forth in the Exhibit(s) attached to this Agreement, which are incorporated by reference herein.

1.2.	COBRA agrees to provide the Services in accordance with: (a) all applicable laws and regulations, including, without limitation, the United States federal Food, Drug and Cosmetics Act and standards of Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices, as applicable; and (b) the standards and practices that are generally accepted in the industry and exercised by other persons engaged in performing similar services.

1.3.	AUXILIUM agrees to pay for the Services in accordance with the payment terms set out in the Exhibit(s). If AUXILIUM fails to make any payment in full on the due date COBRA may charge AUXILIUM interest (both before and after judgment) on the amount unpaid at the rate of 2% above the prime rate (as it may be set from time to time) in the Wall Street Journal. Such interest shall be compounded with monthly rests.

CONFIDENTIAL

2. Conflicts of Interest

2.1.	COBRA represents and warrants that COBRA is authorized to enter into this Agreement and that the terms of this Agreement are not inconsistent with or a violation of any contractual or other legal obligation to which COBRA is subject.

2.2	The parties agree and acknowledge that COBRA is in the business of providing contract research and development services to the pharmaceutical industry. Accordingly, COBRA shall be free to undertake the provision of research and development services on behalf of third parties so long as it does not knowingly develop products that specifically compete with products developed for AUXILIUM by COBRA under this Agreement or otherwise breach the confidentiality and intellectual property provisions of this Agreement.

3. Confidentiality

3.1.	“Confidential Information” shall mean any and all information, including but not limited to, clinical, analytical and/or scientific data, reports, processes, procedures, methods, formulations, inventions, and/or trade secrets relating to products developed pursuant to this Agreement and any other non-public information disclosed by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to this Agreement of any kind, nature or description concerning any matters affecting or relating to the business of the Receiving Party. Confidential Information also includes, but is not limited to, trade secrets, ideas, inventions, research and development work, work-in-process, products, methods, procedures, technology, computer software, databases and programming, test data and data files, know-how, designs, specifications, programs, standard operating procedures, policies, guidelines, processes, formulations and unpublished data, personnel, staffing, cost, profit, marketing, sales, engineering and manufacturing data and information, patient, customer, supplier and investigator lists and data, and proposals and contracts (including specifically this Agreement), salary structure/compensation information, pricing strategies, budgets and other related data, financial information and projections, services, techniques and any other information which, if divulged to a third party, could have an adverse impact on the Disclosing Party, or on any third party to which such Disclosing Party owes a confidentiality obligation. However, Confidential Information shall not include information that (i) is or becomes generally publicly available through no fault of a party to this Agreement; (ii) the Receiving Party can prove was known to the Receiving Party prior to the disclosure of the information by the Disclosing Party; or (iii) is required to be disclosed by court order, applicable law or by a regulatory authority, provided that the Receiving Party shall use its best efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information.

CONFIDENTIAL

3.2.	Each party agrees that it shall not at any time, whether during or after the termination of this Agreement (a) use any Confidential Information of a Disclosing Party for any purpose other than performing obligations pursuant to this Agreement and the Exhibit(s); or (b) disclose or otherwise make available, directly or indirectly, any item of Confidential Information to anyone other than those of the Receiving Party’s employees, independent contractors or agents who reasonably need to know the same in the performance of the obligations under this Agreement and the Exhibit(s). Each party shall advise its employees, independent contractors and agents who have access to any Confidential Information of the confidential nature thereof, and agrees that such persons will be bound by terms of confidentiality with respect thereto that are at least as restrictive as the terms of this Section 3.

3.3.	Upon the completion or earlier termination of this Agreement, or at any time upon request, a Receiving Party shall promptly return to the Disclosing Party all written Confidential Information except that which is required to be retained due to any legal and/or regulatory requirements.

4. Independent Contractor

4.1.	The parties acknowledge that COBRA is an independent contractor and agrees that:

(a)	COBRA has an independently established business and is engaged by AUXILIUM to undertake the Services for a limited period of time;

(b)	Nothing in this Agreement shall be construed to create a partnership, joint venture, employment or similar relationship between COBRA and AUXILIUM;

5. Intellectual Property

5.1.	If at any time or times as a result of performing the Services pursuant to this Agreement, COBRA shall (either alone or with others), make, conceive, create, discover, invent or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula or data (collectively, “Developments”), whether or not patentable or registrable under any patent, copyright, trademark or similar statutes or subject to analogous protection (collectively, “Legal Protection”) that (a) relate to COBRA’s work with or business of AUXILIUM (including, without limitation, any of the products or services being or to be developed, manufactured or sold by AUXILIUM), (b) result from the performance of the Services, (c) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by AUXILIUM, or (d) result from or are based on Confidential Information of AUXILIUM, such Developments, and any rights that COBRA may have or acquire therein in any country throughout the world, and their resulting benefits (collectively, “Rights”) are and shall immediately become the sole and absolute property of AUXILIUM, as “work made for hire” or otherwise.

CONFIDENTIAL

5.2.	COBRA hereby assigns to AUXILIUM, without further compensation at any time, all of COBRA’s Rights with respect to the Developments. To ensure AUXILIUM’s ownership of the Developments, COBRA shall promptly:

(a)	Disclose each Development to AUXILIUM (or any persons designated by it), and without disclosing the same to others, communicate to AUXILIUM all available information relating to the Developments (with all necessary plans and models); and

(b)	Whether during or after the termination of this Agreement, at the reasonable request and cost of AUXILIUM, sign, execute, make and do all such deeds, documents, acts and things as AUXILIUM and its duly authorized agents may reasonably require to (i) apply for, obtain, register, vest, renew and restore, in the name of AUXILIUM alone (unless AUXILIUM otherwise directs), any Rights with respect to the Developments under Legal Protection in any country throughout the world; and (ii) enforce and defend any judicial, opposition or other proceedings, petitions or applications in respect of such Legal Protection relating to a Development, or the revocation thereof.

5.3	Except where there is a good faith dispute between the parties in relation to ownership of a Development, if AUXILIUM is unable, after reasonable effort, to secure COBRA’s signature on any application for Legal Protection relating to a Development, COBRA hereby irrevocably appoints AUXILIUM and its duly authorized officers and agents as COBRA’s agent and power of attorney, to act for and in COBRA’s behalf and stead to execute and file any such applications or other documents and to do all other lawfully permitted acts to further the issuance and prosecution of Legal Protection thereon with the same legal force and effect as if executed by COBRA.

5.4	AUXILIUM grants to COBRA a royalty free non-exclusive worldwide license to use any Developments and other intellectual property rights of AUXILIUM solely to enable COBRA to perform the Services.

5.5	Nothing in this Agreement shall affect any intellectual property rights owned by and/or licensed to COBRA as at the date of this Agreement or any intellectual property rights which COBRA may subsequently develop, acquire, own and/or have licensed to it which arise outside of and independently to the provision of Services.

6. COBRA Warranties

6.1	COBRA represents and warrants that COBRA has never been and is not currently:

(a)	An individual who has been debarred or convicted of a crime for which a person can be debarred by the U.S. Food and Drug Administration (the “FDA”) under 21 U.S.C. §335a (a) or (b), or by any other regulatory agency (a “Debarred Individual”), from providing services in any capacity to a person or entity that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual; or

CONFIDENTIAL

(b)	A corporation, partnership, or association that has been debarred by the FDA under 21 U.S.C. §335a (a) or (b), or by any other regulatory agency (a “Debarred Entity”), from submitting or assisting in the submission of an abbreviated new drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

6.2	COBRA further represents and warrants that COBRA has not been convicted of or pled guilty or no contest to a crime or been sanctioned by a federal or state law enforcement, regulatory, or licensing agency.

6.3	COBRA further represents and warrants that COBRA has no knowledge of any circumstances which may affect the accuracy of the representations set forth in Sections 6.1 or 6.2, and that COBRA will immediately notify AUXILIUM in the event of any such debarment, conviction, threat or indictment occurring during the term of this Agreement.

7. Restrictions on Announcements

COBRA shall not make any announcement, oral presentation or publication relating to the Services without AUXILIUM’s prior written consent, except as required by law or by court or administrative order, provided however, that COBRA gives to AUXILIUM such advance written notice of disclosure as is reasonably possible. COBRA shall not employ or use the name of AUXILIUM in any publication or promotional material or in any form for public distribution, without the prior written consent of AUXILIUM.

8. Regulatory Inspection

In the event that COBRA receives a Notice of Inspection (a “Notice”) from any regulatory authority, including, which relates to the Services and/or the facility in which the Services are being performed, COBRA shall: (a) notify AUXILIUM promptly of such Notice; (b) keep AUXILIUM informed of the progress of the inspection; and (c) provide to AUXILIUM a copy of any documents produced to the regulatory authority pursuant to such Notice unless prohibited from doing so by the relevant regulatory authority.

9. Access to Facilities

AUXILIUM’s authorized representatives may visit COBRA’s site and facilities where the Services are being performed at reasonable times and with reasonable frequency during normal business hours and upon reasonable advance written notice to observe the progress of any Services.

CONFIDENTIAL

10. Termination

10.1	Except to the extent specifically set forth in any Exhibit, either party may terminate this Agreement and/or any Exhibit at any time and for any reason upon a minimum of thirty (30) days’ prior written notice to the other party. In the event of any such early termination of some or all of the Services, each party shall assemble and turn over in an orderly fashion to authorized representatives of the other party all documents, write-ups, notes, computer programs and other material related thereto and belonging to the other party, and AUXILIUM shall pay the charges stated herein for Services satisfactorily performed for the period since the date of commencement of the Services through the date of notice of termination.

10.2	Either party shall have the right at any time to cancel this Agreement and/or the Exhibit(s) immediately on written notice

(a)	for non-performance or material breach of this Agreement or such Exhibit(s) by the other party; or

(b)	if the other party suffers or takes any steps in any jurisdiction in relation to any event of insolvency, winding up and/or bankruptcy and/or any similar procedure.

provided, however, that no such termination of this Agreement shall relieve a breaching party of any liability or obligation it might otherwise have.

10.3	If AUXILIUM cancels this Agreement and/or the Exhibit(s) before completion of the relevant Services, it shall be liable to pay COBRA on a percentage of completion basis, for all Services performed by COBRA up to the date of cancellation and for any committed costs that COBRA has incurred and/or will be liable to pay in connection with this Agreement and/or the Exhibits.

10.4	In the event either Party terminates this Agreement or any Exhibit before completion of the relevant Services, COBRA shall provide AUXILIUM with technology transfer assistance to a third party from COBRA personnel skilled in providing the Services. Such technology transfer shall include all technical information necessary for the performance of the Services, including, without limitation, (i) chemical and other scientific data, (ii) processes and analytic methodology used in validation, stability testing and other testing or analysis, and (iii) all other know how, data, technology and information necessary to continue performance of the Services. Any disclosure or use of such technical information by a third party will be subject to appropriate confidentiality and use restrictions. AUXILIUM will bear the costs associated with such technology transfer if AUXILIUM terminates this Agreement or any Exhibit pursuant to Section 10.1 or if COBRA terminates the Agreement or any Exhibit pursuant to Section 10.2. COBRA will bear the costs associated with such technology transfer if COBRA terminates this Agreement or any Exhibit pursuant to Section 10.1 or if AUXILIUM terminates the Agreement or any Exhibit pursuant to Section 10.2.

CONFIDENTIAL

11. Equitable Relief

Both parties agree that any breach of Sections 2, 3 or 5 of this Agreement will cause irreparable damage to the other party and that in the event of such breach, each party shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the other party’s obligations hereunder.

12. Indemnification

12.1	AUXILIUM agrees to indemnify, defend and hold harmless COBRA and each of its affiliates, officers, directors, employees and representatives from and against any and all claims, demands, investigations, suits or actions, (each a “Claim”) for any and all liability, losses, damages, costs or expenses (including reasonable attorneys’ fees and costs of court) arising out of or related to the Services performed pursuant to this Agreement; the negligence, bad faith or willful misconduct on the part of AUXILIUM; or a breach of any applicable law or regulation by AUXILIUM; or a material breach of this Agreement by AUXILIUM provided, however, that AUXILIUM’s indemnity obligations shall not apply to any Claim arising out of or related to the negligence, bad faith or willful misconduct of COBRA; a material breach of any applicable law or regulation by COBRA; or a material breach of this Agreement by COBRA.

12.2	COBRA agrees to indemnify, defend and hold harmless AUXILIUM and each of its affiliates, officers, directors, employees and representatives from and against any and all Claims for any and all liability, losses, damages, costs or expenses (including reasonable attorneys’ fees and costs of court) arising out of or related to the negligence, bad faith or willful misconduct on the part of COBRA; or a breach of any applicable law or regulation by COBRA; or a material breach of this Agreement by COBRA provided, however, that COBRA’s indemnity obligations shall not apply where the breach on the part of COBRA arises as a direct result of the act or omission of AUXILIUM.

12.3	Each party’s agreement to indemnify and hold the other harmless is conditioned on the indemnified party: providing written notice to the indemnifying party of any claim, demand or action arising out of the Indemnified activities as soon as practicable but at least within thirty (30) days after the indemnified party receives written notice of such claim, demand or action; permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand; assisting the indemnifying party at the indemnifying party’s reasonable expense, in the investigation of, preparation for and defense of any such claim or demand; and not compromising or settling such claim or demand without the indemnifying party’s written consent.

CONFIDENTIAL

13. Limitations

BOTH PARTIES EXPRESSLY AGREE THAT EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF FRAUD, INTENTIONAL MISCONDUCT AND/OR FAILURE TO COMPLY WITH OBLIGATIONS OF CONFIDENTIALITY PURSUANT TO PARAGRAPH 3 OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY IN RELATION TO THIS AGREEMENT FOR ANY LOST PROFITS (EXCLUDING COBRA’S MARGIN IN ITS FEES), INCIDENTAL, INDIRECT, PUNITIVE, SPECIAL AND/OR CONSEQUENTIAL DAMAGES.

EXCEPT WITH RESPECT TO CLAIMS ARISING OUT OF SECTIONS 3 AND 5 OF THIS AGREEMENT, EACH PARTY’S TOTAL LIABILITY TO THE OTHER PARTY IN RELATION TO ANY ONE CLAIM UNDER THIS AGREEMENT AND/OR THE PERFORMANCE OF THE SERVICES SHALL NOT EXCEED THE TOTAL AMOUNTS PAYABLE TO COBRA UNDER THIS AGREEMENT. TO THE EXTENT THAT ANY LIABILITY OF EITHER PARTY WOULD BE MET BY ANY INSURANCE OF THAT PARTY THEN THE LIABILITY OF THAT PARTY TO THE OTHER PARTY SHALL BE EXTENDED TO THE EXTENT THAT SUCH LIABILITY IS MET BY SUCH INSURANCE.

14. Entire Agreement

This Agreement, together with all corresponding Exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior and contemporaneous communications, representations, agreements or understandings, whether oral or written, including, without limitation, any conflicting or inconsistent terms contained in either party’s proposals, conditions of business, terms and conditions, acknowledgements or invoices. No amendment or modification of this Agreement or any Exhibit shall be binding unless in a writing signed by both parties.

15. Effective Date

This Agreement shall have an effective date of September 15, 2004 and shall govern retrospectively Exhibits 1 through 5 which are identified in Schedule “A”, as well as additional Exhibits entered into by the Parties.

16. Construction of Agreement

The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. If any provision of this Agreement or the application thereof shall be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and each remaining term or provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law. In the event of any inconsistency between the terms of this Agreement and any

CONFIDENTIAL

Exhibit or any document attached to or referenced in any Exhibit, the terms of this Agreement shall govern. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to provisions of conflicts of law.

17. Assignment

Neither COBRA nor AUXILIUM may assign this Agreement or any rights hereunder or delegate the performance of any duties hereunder without the prior written approval of the other party, which approval shall not be unreasonably delayed or withheld; provided, however, that without such consent, AUXILIUM may assign this Agreement to an affiliate or in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger, consolidation or combination with or into another entity. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, administrators, successors and permitted assigns of the parties.

18. Survival

Any terms of this Agreement which by their nature extend beyond its performance, expiration or termination (including, without limitation, Sections 3, 5, 11 and this Section 18) shall survive any termination or expiration of this Agreement, however caused.

19. Notices

Any notices given under this Agreement shall be in writing and shall be given by personal delivery, or sent by (a) facsimile transmission (with message confirmed during normal business hours); (b) first class mail, postage prepaid; or (c) Federal Express (or equivalent overnight delivery service), delivery charges prepaid. All notices shall be given to a party at its respective address set forth in this agreement, or at such other address as such party may specify by notice in accordance with this Section 18. A notice shall be deemed given when actually received.

20. Force Majeure.

If either party’s performance of this Agreement or the Exhibit(s) (excluding payment) is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the party so affected shall, upon giving notice thereof to the other party, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the affected party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed

CONFIDENTIAL

21. Dispute Resolution.

Except as otherwise specifically provided herein, any disputes or disagreements arising under the Agreement will be referred to the chief executive officer of each party for a period not to exceed sixty (60) days. During such sixty (60) days, both parties may in good faith explore resolution of the dispute using alternative dispute resolution techniques before pursuing other remedies. If such dispute is not resolved by the end of such sixty-day period, the parties shall be free to pursue any legal or equitable remedy available to them.

22. Signatories

This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when joined, shall together constitute one and the same agreement. Any photocopy or facsimile of this Agreement, or of any counterpart, shall be deemed the equivalent of an original.

ACCEPTED AND APPROVED BY AND BETWEEN:

COBRA BIOLOGICS LTD.		AUXILIUM PHARMACEUTICALS, INC.

By:	/s/ David R. Thatcher	By:	/s/ Jyrki Mattila
Name:	David R. Thatcher	Name:	Jyrki Mattila
Title:	Chief Executive	Title:	EVP Business Development, R&D, Technical Operations

CONFIDENTIAL